Exhibit 10.2
L E A S E
     THIS LEASE is dated as of September 25, 2007, 2007 between the Landlord and the Tenant named below, and is of space in the Building described below.
ARTICLE 1
BASIC DATA; DEFINITIONS
     1.1 Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:
     Landlord: Newgate Properties, LLC
     Landlord’s Address: 100 Institute Road, Worcester, MA 01609
     Tenant: RXI Pharmaceuticals Corporation
     Tenant’s Address: One Innovation Drive, Worcester, MA
     Property: 60-68 Prescott Street, One Gateway Place, Worcester, MA
     Building: The building commonly known and numbered as 60 Prescott Street, Worcester, MA.
     Premises: The portion of the first floor of the Building consisting of approximately 2,882 usable square feet of office space and a portion of the third floor consisting of approximately 2,425 usable square feet of laboratory space, all as more particularly shown on Exhibit A attached hereto. The specific area of the Premises shall be determined by the registered architect for the Landlord in accordance with the methodology set forth in Exhibit A-1.
     Basic Rent: The Basic Rent for the Premises is as follows:

RENTAL PERIOD	MONTHLY BASIC RENT
Rent Commencement Date to July 31, 2009	$15,036.50
          Security Deposit. Upon the execution of the Lease, the Tenant shall be obligated to pay to the Landlord one month’s rent (the “Security Deposit”) in the manner described at Section 1.1 hereof, which shall be held as security for the Tenant’s performance as herein provided and refunded to the Tenant at the end of the Lease subject to the Tenant’s satisfactory compliance with the conditions hereof. The Landlord shall not be obligated to pay interest on or segregate such amount from other funds of the Landlord.

     Lease Commencement Date: Upon Substantial Completion of the Landlord’s Improvements described herein by the Landlord and delivery to the Tenant in accordance with the terms of this Lease. The parties shall acknowledge the Lease Commencement Date on the form attached hereto as Exhibit B.
     Rent Commencement Date: Upon the later of: (i) Landlord’s Substantial Completion of the Landlord’s Improvements described herein by the Landlord; or (ii) December 1, 2007.
     Term: One term of approximately twenty (20) months (“Initial Term”), commencing on the Lease Commencement Date and expiring on the last day of the calendar month after the expiration of twenty (20) calendar months after the Rent Commencement Date. Notwithstanding anything to the contrary herein, Tenant shall have the options (i) to terminate this Lease effective on any date at least six (6) months after the Term Commencement Date as may be specified by at least ninety (90) days’ notice to Landlord (in which event this Lease shall terminate on such effective date with the same effect as if such effective date were the date originally specified herein for the expiration hereof); and (ii) in the event Tenant has signed a lease of other space in Gateway Park to which Tenant intends to relocate its operations from the Premises, by notice to Landlord, either to extend the Term of this Lease on a month-to-month basis until, or to terminate this Lease early when, such other leased space has been prepared for and Tenant has accomplished such relocation and Tenant’s occupancy.
     Option Space: During the term of this Lease, the Tenant shall have the option to add to the Premises that portion of the Building in Exhibit D marked as “Option Space” upon not less than sixty (60) days written notice to the Landlord. It is agreed that the Option Space consists of approximately 1,030 usable square feet of floor area. Upon such exercise, the Option Space shall be deemed to be a part of the Premises and the Basic Rent shall be increased at a rate of usable square footage of the Option Space multiplied by $34.00 per annum. In addition, Tenant shall have full access to Room 3238, the common area immediately across the corridor from the open lab space. Tenant shall not have the right to use the Option Space absent exercise of the option by written notice to the Landlord. In addition, in the event Blue Sky Biotech vacates the office space set forth in blue and marked “Blue Sky” on Exhibit E, Tenant shall have a first right of refusal to occupy such space. It is agreed that the Blue Sky space is approximately 500 usable square feet.
     Initial General Liability Insurance: $1,000,000 per occurrence/$2,000,000 aggregate (combined single limit) for property damage, bodily injury or death.
     Permitted Uses: General office uses and scientific laboratory space for research and development in the life sciences field of study which shall be conducted in compliance with all applicable municipal, state and federal laws, rules and regulations and in all events the Permitted Uses shall be conducted in a manner so as to not be unreasonably disruptive in any manner to any other tenant or occupant in the Building. Tenant will procure and maintain in full force and effect all licenses and permits which may be required for any use made of the Premises.
     1.2 Definitions. In addition to the terms defined throughout this Lease, when used in Lease, the capitalized terms set forth below shall bear the meanings set forth below.

     Business Day: All days except Saturdays, Sundays, local, state and federal holidays.
     Force Majeure: Collectively and individually, strikes or other labor trouble, fire or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation.
     Substantial Completion: Shall mean that the Landlord’s Improvements have been completed in accordance with Exhibit A and the plans and specifications approved by Tenant so that either a temporary or a permanent certificate of occupancy has been issued by the City of Worcester, subject to minor items of repair, correction, adjustment or completion set forth in a so-called “punch list” signed by Landlord and Tenant, the incompletion of which do not and the subsequent completion of which will not, adversely affect or interfere with Tenant’s use of the Premises or the completion of Tenant’s Work. Landlord will complete the punch list items within thirty (30) days after the Lease Commencement Date. In the event the punch list items are not complete within thirty (30) days after the Lease Commencement Date, Tenant shall have the right to withhold thirty percent of the Monthly Basic Rent until such punch list items are completed.
     1.3 Enumeration of Exhibits. The following Exhibits are a part of this Lease, are incorporated herein by reference attached hereto, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A	— Plan of the Premises and Landlord Improvements
Exhibit A-1	— Measurement Methodology
Exhibit B	— Lease Commencement Date Acknowledgment
Exhibit C	— WPI Equipment and Vivarium Space Subject to Tenant Use
Exhibit D	— Option Space
Exhibit E	— First Floor Option Office Space

ARTICLE 2
PREMISES AND APPURTENANT RIGHTS
     2.1 Lease of Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth.
     2.2 Appurtenant Rights and Reservations.
          (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees, employees and authorized subtenants to use in common with Landlord and others, public or common walkways necessary for access to the Building and the Premises and the access roads, driveways, loading areas, pedestrian sidewalks, landscaped areas, bathrooms and other areas or facilities, if any, which are located in or on the Property (the “Common Facilities”); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.5 (the “Rules and Regulations”) and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided, however, that any newly designated or changed Common Facilities shall be substantially similar to those in existence on the Lease Commencement Date.
          (b) Landlord shall have the right to place in the Premises (but in such manner as to cause no interference with Tenant’s use of the Premises) utility lines, equipment, stacks, pipes, conduits, ducts and the like.
          (c) Tenant shall have the right, as appurtenant to the Premises, the non-exclusive and subordinate right to utilize the kitchen area, conference rooms and auditorium within that portion of the Building leased and occupied by Worcester Polytechnic Institute (“WPI”) as may be reasonably required by Tenant and in all events subject to the scheduling requirements of WPI.
          (d) In conjunction with the Lease, Tenant shall be provided the opportunity to utilize certain pieces of equipment and space owned by WPI, including but not limited to the Vivarium located within that portion of the Building leased by WPI. A list of such equipment and a plan of such space as are subject to this provision is attached as Exhibit C. Tenant shall be obligated to coordinate the use of the equipment and the Vivarium with WPI and shall pay to WPI a reasonable rate to be agreed to on a per hour or per animal basis for the use of such equipment and the Vivarium.
ARTICLE 3
BASIC RENT AND SECURITY DEPOSIT
     3.1 Payment of Basic Rent.
          (a) Tenant agrees to pay the Basic Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement, deduction or demand except as set forth in this Lease. Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord at Landlord’s Address or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. In the event that any installment of Basic Rent is not paid within twenty (20) business days of when due, Tenant shall pay, in addition to any charges under the Lease, an administrative fee equal to five (5%) percent of the overdue payment. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.
          (b) Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs.
          (c) Basic Rent is full service gross rent and includes all real estate taxes, insurance, utilities, operating expenses and other costs and expenses except as herein expressly provided.
ARTICLE 4
CONDITION OF THE PREMISES
     4.1 Condition of the Premises. Subject to the completion of Landlord’s Improvements by the Landlord, at Landlord’s expense, relative to the office space portion of the Premises and the work described in this Section and (the “Landlord’s Improvements”), the Premises are being leased in their “AS IS” condition. The Landlord agrees that at the time of delivery (i) the Premises shall be in conformity with all applicable laws, ordinances, rules and regulations, (ii) the Premises shall be free of latent defects, (iii) the Landlord’s Improvements and the work described in this Section shall be completed in a good and workmanlike manner, using only new materials, (iv) the Landlord, at the Landlord’s expense, shall have obtained all permits required for the completion and occupancy of the Landlord’s Improvements and the work described in this Section, (v) all base building mechanical, electrical, plumbing and other Building systems shall be in good operating condition and repair, and (vi) the Premises shall be free and clear of all tenants and occupants. If the Landlord’s Improvements and the work described in this Section are not substantially completed by December 15, 2007, the Landlord will credit one-half day’s Basic Rent for each day after December 15, and one full day’s Basic Rent for each day after December 31, that the office space is not Substantially Completed, excluding, any delays that are attributable to RXi. If the Landlord’s Improvements and the work described in this Section are not complete by February 1, 2008, then the Tenant may terminate this Lease by delivering written notice to the Landlord, in which case this Lease shall terminate on the date set forth in the notice. There are no Landlord’s Improvements contemplated or anticipated to the laboratory portion of the Premises and any such work shall be conducted by Tenant pursuant to Section 5.2.
ARTICLE 5
USE OF PREMISES
     5.1 Permitted Use.
          (a) Tenant agrees that the Premises shall be used and occupied by Tenant and its authorized subtenants only for Permitted Uses (defined hereinabove) and for no other use without Landlord’s express written consent which consent may be withheld or conditioned in the sole and unfettered discretion of the Landlord. It shall be the Tenant’s responsibility and obligation to obtain and maintain the proper licenses and permits for the Tenant’s business at the Tenant’s expense and the Landlord makes no representation with respect to the availability or non-availability of such licenses or permits. Landlord represents and warrants that the Premises may be used for the Permitted Uses under applicable zoning and other land use laws.
          (b) Tenant agrees for itself and its authorized subtenants to conform to the following provisions during the Term of this Lease:
               (i) Tenant will not place on the exterior of the Premises, Property or on any part of the Building, any sign, symbol, advertisement or the like, other than the existing signs located on the Property, without first obtaining Landlord’s consent, which shall not be unreasonably withheld, for interior signs. Landlord agrees to cooperate with Tenant as to sign locations. With regard to the installation of any signs, the Tenant shall comply with all provisions of Section 5.2 herein. The Tenant shall maintain and repair the Tenant’s signs located on the Property as of the date of this Lease and shall bear all costs and expenses associated therewith. Tenant agrees to have a sign installed in the lobby of the Building prior to the Rent Commencement Date and to permit Landlord to advertise the tenancy of the Tenant in the Building in accordance with Section 14.10 (the “Publicity Restrictions”):
               (ii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building and shall operate the Premises in a reputable manner;
               (iii) Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations, including, without limitation, the Americans With Disabilities Act of 1990 and the regulations of the Massachusetts Architectural Access Board, subject to Tenant’s right to contest the same in good faith and postpone such compliance during the pendency of such contest; provided, that Tenant shall not be responsible for ensuring the Premises complies with such laws when (i) such legal requirements are imposed on a Building-wide basis or would be generally applicable to any office space and do not relate to Tenant’s particular manner of use of the Premises, (ii) a notice of violation or order was issued prior to the date Tenant is given possession of the Premises, or (iii) such legal requirements require investigating, certifying, monitoring, encapsulating, removing or in any way dealing with asbestos or hazardous substances unless such asbestos or hazardous substances were introduced into the Premises by Tenant; and
               (iv) Tenant agrees that the Premises and any other part of the Building will be used and occupied in a careful, reasonably safe and proper manner and that Tenant will not permit waste therein that results from negligence or breach hereof on the part of Tenant, its employees, agents, invitees and others acting on its behalf.
     5.2 Installations and Alterations by Tenant.
          (a) Tenant shall be responsible for any and all alterations, additions and improvements (“Improvements”) that are required to complete the Premises such that the Premises can be used for the Tenant’s purposes, with the sole exclusion being the Landlord’s

Improvements. Prior to any structural Improvements being made, the Tenant shall provide any and all plans and specifications and a list of contractors for the prior consent and approval of the Landlord, which shall not be unreasonably withheld, delayed or conditioned. All work shall be (i) performed in a good and workmanlike manner and in compliance with all applicable laws, ordinances and regulations; (ii) be made at Tenant’s sole cost and expense (excluding the Landlord’s Improvements); (iii) other than Tenant’s Removable Property, become part of the Premises and the property of Landlord; and (iv) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building.
          (b) Tenant shall be responsible for the installation and payment of all phone systems desired by the Tenant at the Premises.
          (c) All articles of personal property and all laboratory hoods and other business and trade fixtures, inventory, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.
          (d) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. Tenant agrees that if, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved within ten (10) business days after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing. If Tenant shall fail to discharge any such lien within ten (10) business days’ notice, Landlord may, at its option, discharge such lien and treat the cost thereof (including reasonable attorneys’ fees incurred in connection therewith) as payable within ten (10) days of demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the Event of Default in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of this Lease.
          (e) In the course of any work being performed by Tenant (including, without limitation, the “field installation” of any Tenant’s Removable Property), Tenant agrees to use labor compatible with that being employed by Landlord for work in the Building or on the Property or other buildings owned by Landlord or its affiliates (which term, for purposes hereof, shall include, without limitation, entities which control or are under common control with or are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord and which may include Consigli Construction Co., Inc.) and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building or on the Property pursuant to arrangements made by Landlord. Tenant intends to use Conlangelo & Son as its contractor and Landlord has no objection to same.
          (f) No Improvements shall be performed in a manner that is unreasonably disruptive to other tenants, or invitees of Landlord in the Building, or to the public in general, or which causes unreasonable noise, vibration, dust or is unreasonably unclean or unsightly. Upon notice from the Landlord, subject to Sections 10.4 and 11.2, the Tenant shall, at its sole cost and expense, repair any damage to the Building or the Property caused by or resulting from any Improvements.
          (g) To the fullest extent permitted by law, Tenant shall indemnify and hold harmless Landlord and its agents and employees from and against all claims, damages, losses and expenses (except if arising in whole or in part from the negligence, willful misconduct or breach hereof on the part of Landlord or its agents, employees or contractors) including, but not limited to, reasonable attorneys’ fees, to the extent arising out of or resulting from any Improvements, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or willful misconduct of Tenant or its contractors or anyone for whose acts they may be liable. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity elsewhere in this Lease or which would otherwise exist as to a party or person described in this Article.
          (h) Tenant shall ensure that all contractors (which include sub-contractors of any contractor) who will enter the Premises or the Building, and others employed directly or indirectly by them, shall purchase insurance which, at a minimum, shall be consistent with the following:
(a)	insurance covering workers’ or workmen’s compensation claims.

(b)	commercial general liability insurance covering claims for personal injury and property damage.

(c)	During the period of any construction of the Tenant’s Improvements or alterations pursuant to this Section, contractor’s or builder’s “all risk” insurance covering property damage and loss of use claims.
The insurance required by this Article shall be written for not less than limits specified herein for Tenant’s Insurance. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.
Original certificates of insurance evidencing full compliance with this Article shall be delivered to Landlord prior to commencement of the Improvements. These certificates and the insurance policies required by this Article shall expressly name Landlord and Landlord’s mortgagee as additionally insured, and shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least thirty (30) days’ prior written notice has been given to Landlord.
     5.3 Cleanliness, Maintenance of Certain Equipment, Trash
     The Landlord shall be responsible for storage and disposing of any non-hazardous trash and waste. Tenant shall be responsible for placing all such trash in the appropriate receptacles provided by the Landlord. With regard to any hazardous or infectious materials defined in any federal or state laws, rules or regulations, used in the Premises by Tenant or any of Tenant’s officers, employees, contractors or agents, the Tenant shall be responsible for disposing such materials within or from the Premises at its sole cost and expense and in accordance with all applicable law, rule or regulation. The Tenant shall be required to comply with any and all municipal, state or federal regulations or laws with regard to the storage, handling and disposal of hazardous material and with any reasonable guidelines as developed for the Property by the Landlord.
ARTICLE 6
ASSIGNMENT AND SUBLETTING
     6.1 Terms and Conditions.
          (a) Tenant and Landlord covenant and agree that, except in the case of a sublease or assignment in connection with a merger, consolidation or sale of substantially all of its assets by the Tenant, the Tenant may not sublet or assign all or a portion of the Premises without the express written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.
          (b) Notwithstanding any assignment or subletting, Tenant shall remain fully and primarily liable for all of its obligations hereunder.
          (c) All of the provisions of this Lease shall be fully binding on any assignee or sublessee, except wherever in this Lease a provision is expressly stated to be inapplicable to an assignee or sublessee, in which event such provision shall be considered deleted from this Lease as applicable to such assignee or sublessee. Without limiting the generality of the foregoing, no assignee or sublessee may itself assign this Lease or sublet the Premises.
          (d) Tenant shall deliver to Landlord a fully executed counterpart of any purported assignment permitted under this Section within ten (10) days of the execution thereof. In the event that Tenant fails to execute and deliver any assignment to which Landlord shall have consented within sixty (60) days after the giving of such consent, then Landlord’s consent automatically shall be deemed revoked and of no further force and effect.

ARTICLE 7
RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD
     7.1 Landlord Repairs. Subject to Section 7.2 below, Landlord, at Landlord’s expense, agrees to keep in good order, condition, and repair, and make all required replacements to, the roof, exterior walls and structure of the Building, the interior walls of the Building and the Property, the foundation of the Building, the HVAC systems and components, electric, water and sewer systems and components, the Common Facilities and the elevators, all as are necessary to maintain the same in a safe and tenantable condition for the Permitted Uses, except that Landlord shall in no event be responsible for any condition in the Premises or the Building caused by any willful misconduct, neglect or breach hereof on the part of Tenant, its invitees or contractors. Landlord, at Landlord’s expense, shall also keep and maintain all Common Facilities in a good and clean order, condition and repair, free of snow and ice and accumulation of dirt and rubbish, and shall keep and maintain all landscaped areas on the Property in a neat and orderly condition. Landlord shall make the repairs and replacements to maintain the Building in a condition comparable to other first class mixed-office/laboratory buildings in the Worcester area. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly described in this Section 7.1 provided, unless expressly provided otherwise in this Lease.
     7.2 Tenant Repairs. Subject to Section 7.1 above, Tenant shall be responsible for making repairs to the Premises necessary to keep the Premises and every part thereof neat and clean, and will maintain the same, excluding the HVAC, plumbing, mechanical and electrical systems, in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or due to Landlord’s negligence, willful misconduct or breach hereof, occurring as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition. Subject to Sections 10.4 and 11.2, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any willful misconduct, neglect or breach hereof on the part of Tenant or its contractors.
     7.3 Interruption of Service. Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord, reasonably exercised, desirable or necessary, or when prevented from supplying such services or use due to any willful misconduct, neglect or breach hereof on the part of Tenant or Tenant’s agents, employees or contractors or by Force Majeure, including, but not limited to, strikes, lockouts, difficulty in obtaining materials, accidents, laws or orders, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. Notwithstanding anything to the contrary contained herein, if any essential services (such as HVAC, electricity, water, passenger elevators if necessary for reasonable access to the Premises, etc.) supplied by Landlord are interrupted rendering a material portion of the Premises untenantable, or if a material portion of the Premises are rendered untenantable in whole or in part as a result of a default by Landlord, a constructive eviction, contamination of the Premises, Building or Property, or any other cause, and such untenantability does not result in whole or in part from the negligence, willful misconduct or breach hereof on the part of Tenant, its employees, contractors, or agents, Tenant shall be entitled to an equitable abatement of Basic Rent beginning on the day a material portion of the Premises were first rendered untenantable in whole or in part. The abatement shall end when tenantability is restored by Landlord and Tenant is able to use the entire Premises to conduct its business operations therein. During any such untenantability, Landlord shall use commercially reasonable efforts to restore the services and render the entire Premises tenantable.
ARTICLE 8
REAL ESTATE TAXES
     Not applicable.
ARTICLE 9
OPERATING AND UTILITY EXPENSES
     Not applicable.
ARTICLE 10
INDEMNITY AND PUBLIC LIABILITY INSURANCE
     10.1 Tenant’s Indemnity. Except if arising in whole or in part from the negligence or willful misconduct or breach hereof on the part of Landlord or its agents, contractors or employees, Tenant agrees to indemnify and save harmless Landlord and Landlord’s partners, members, shareholders, officers, directors, managers, employees, agents and contractors and any Holder from and against all claims, losses, cost, damages, liability or expenses of whatever nature to the extent arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises (ii) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any negligence or willful misconduct or breach hereof on the part of Tenant or Tenant’s agents, employees, contractors or sublessees; or (iii) the use or occupancy of the Premises or of any business conducted therein or any thing or work whatsoever done or any condition created (other than by or on behalf of Landlord) in or about the Premises, and, in any case, occurring after the Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease.
     10.2 Tenant Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage), fire and extended coverage with Tenant named as an insured and Landlord, and, at Landlord’s request, Landlord’s property manager, any Holder, and such other persons as Landlord reasonably may request are named as additional insureds. Each policy required hereunder shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice, shall be written on an “occurrence” basis, and shall be in at least the amounts of the Initial General Liability Insurance specified in Section 1.1, and a duplicate original or certificates thereof satisfactory to Landlord, shall be delivered to Landlord. All such policies shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by the Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the Commonwealth of Massachusetts and rated A- or better in the most current issue of Best’s Insurance Reports. Tenant shall procure and pay for any and all renewals of such insurance from time to time during the term of the Lease and shall provide such renewal policies or certificates.
     10.3 Tenant’s Risk. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. Except in the event of negligence, willful misconduct or breach hereof on the part of Landlord, or any of its agents, contractors or employees, Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence, willful misconduct or breach hereof on the part of Landlord, its servants, employees or agents acting within the scope of their authority on or about the Premises. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

     10.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other, its agents, officers, servants, partners, shareholders, contractors or employees for any loss or damage that may occur to the Building or the Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause or origin, which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any so-called “all risk” or “broad form” policy or any other property insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained and regardless of the cause or origin, including, in every instance, negligence by the other party hereto, its agents, officers, partners or employees. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.
ARTICLE 11
FIRE, EMINENT DOMAIN, ETC.
     11.1 Landlord’s Right of Termination. If the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the date of the fire or casualty), or if any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do prior to the expiration of the said ninety (90) days, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.
     11.2 Restoration; Tenant’s Right of Termination. If the Premises or the Building are damaged by fire or other casualty (or the Premises or access to the Premises are taken by the power of eminent domain), and this Lease is not terminated pursuant to Section 11.1, Landlord shall thereafter use reasonable efforts to restore the Building and the Premises (excluding any Alterations made by Tenant pursuant to Section 5.2) to proper condition for Tenant’s use and occupation, provided that Landlord shall have no obligation to restore damage that would not be covered by a property insurance policy of the sort referred to in Section 10.4. If, for any reason, including Force Majeure, such restoration shall not be substantially completed within 180 days after the date of the fire or other casualty, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof. This Lease shall cease and come to an end without further liability or obligation on the part of either party on the date specified in such notice from Tenant. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto. Notwithstanding the forgoing, Tenant’s termination rights set forth in Section 1.1 Term shall remain in full force and effect.

     11.3 Abatement of Rent. If the Premises or the Building are damaged by fire or other casualty, Basic Rent payable by Tenant shall abate proportionately for the period during which, by reason of such damage, there is substantial interference with Tenant’s use of the Premises, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or any undamaged portion of the Premises due to such damage, but such abatement or reduction shall end if and when Landlord shall have completed sufficient restoration that Tenant is reasonably able to use the Premises and the Premises are in substantially the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.
     11.4 Condemnation Award. Landlord shall have and hereby reserves and accepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses.
ARTICLE 12
HOLDING OVER; SURRENDER
     12.1 Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one and one-half (1 1/2) times the Basic Rent then in effect (prorated on a daily basis). In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.
     12.2 Surrender of Premises. Subject to the provisions of Section 7.2, upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises together with all alterations, additions and improvements other than Tenant’s Removable Property which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease by either Landlord or Tenant or any authorized subtenant (except as hereinafter provided) in neat and clean condition and in such order, condition and repair as Tenant is required to maintain the same hereunder. Tenant shall remove all of Tenant’s Removable Property and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.
ARTICLE 13
DEFAULT; REMEDIES
     13.1 Tenant’s Default.
     (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an “Event of Default”) shall occur:
          (i) Tenant shall fail to pay the Basic Rent or any other charges hereunder when due and such failure shall continue for five (5) Business Days after the date due and written notice thereof; or
          (ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after written notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that it cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity, subject to the Force Majeure; or
          (iii) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or
          (iv) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or
          (v) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive).

then in any such case Landlord may terminate this Lease as hereinafter provided and exercise any other rights or remedies available under this Lease, at law or in equity.
     13.2 Landlord’s Remedies.
          (a) Upon the occurrence of an Event of Default, Landlord may terminate this Lease by notice to Tenant, specifying a date not less than thirty (30) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.
          (b) If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made.
          (c) If this Lease shall have been terminated as provided in this Article, Tenant shall pay the Basic Rent, or charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: the Basic Rent, or charges and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable legal expenses, reasonable attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay the portion of such current damages referred to above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated. Landlord shall use commercially reasonable efforts to mitigate its damages.
          (d) At any time within two (2) months after termination of this Lease as provided in this Article, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period (discounted to present value).
          (e) In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.
     13.3 Intentionally Omitted.
     13.4 Remedying Defaults. Landlord shall have the right, but shall not be required, to pay such sums or do any act which may be necessary to cure any Event of Default on the part of Tenant under any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith within ten (10) days of demand all such sums or the reasonable costs of such cure, together with interest thereon at a rate equal to 3% plus the prime rate published from time to time in The Wall Street Journal or its successor publication, as Additional Rent. Any payment of Basic Rent or other sums payable hereunder not paid within ten (10) days of due shall, at the option of Landlord, bear interest at a rate equal to 3% over the prime rate published from time to time in The Wall Street Journal or its successor publication from the due date thereof and shall be payable forthwith within ten (10) days of demand by Landlord, as Additional Rent.
     13.5 Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
     13.6 Enforcement Costs. Tenant shall pay all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses at both the trial and appellate levels) incurred by or on behalf of Landlord in connection with the successful enforcement of any rights of Landlord or obligations of Tenant hereunder, whether or not occasioned by an Event of Default. In the event of any other litigation between the parties related to this Lease or the Premises the prevailing party shall be entitled to receive from the other a full reimbursement of its legal fees and expenses incured in such litigation.
     13.7 Waiver.
          (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

          (b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.
     13.8 Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within ten (10) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such ten (10) day period, Landlord shall fail to commence promptly (and in any event within such ten (10) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.
ARTICLE 14
MISCELLANEOUS PROVISIONS
     14.1 Rights of Access, Inspection. Landlord or its representatives shall have the right without charge to it and without reduction in Base Rent during regular business hours, after at least 24 hours’ prior notice and in the presence of a representative of the Tenant, enter to view the Premises for any reasonable purpose (including, without limitation, showing the Premises to prospective purchasers, tenants and lenders, and, in case of an emergency, whether resulting from circumstances in the Premises or elsewhere in the Landlord’s Property, Landlord or its representatives may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to cope with such emergency. Such access shall include, but not be limited to, the right to open floors, walls, ceilings, and building systems for the foregoing purposes. Landlord may, during the six (6) months next preceding the expiration of the Lease Term, show the Premises to parties wishing to lease the Premises. Landlord shall use good faith efforts as is practical under the circumstances not to materially and adversely interfere with Tenant’s use during Landlord’s access as described in this Section and to provide Tenant with reasonable notice of the Landlord’s intentions to enter, and Tenant agrees to use good faith efforts to cooperate and assist Landlord in its access as described in this Section.
     14.2 Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Basic Rent and other charges and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, in both instances within any applicable grace or cure period after notice, Tenant shall lawfully, peaceably and quietly enjoy the Premises for the Permitted Use during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

     14.3 No Liability for Consequential Damages.
          (a) In no event shall Landlord or Tenant ever be liable to the other under or for any breach of any provision of this Lease for any loss of business or any other indirect or consequential damages suffered by the other, from whatever cause.
     14.4 Estoppel Certificate. Tenant and Landlord shall each, at any time and from time to time, upon not less than ten (10) business days prior written notice from the other, execute, acknowledge and deliver to the requesting party an estoppel certificate containing such statements of fact as the requesting party reasonably requests.
     14.5 Rules and Regulations. Tenant shall abide by reasonable Rules and Regulations from time to time established by Landlord by notice to Tenant, it being agreed that such Rules and Regulations shall be established and applied by Landlord in a non-discriminatory fashion, shall be generally applicable to other office and laboratory tenants of the Building. Landlord agrees to use reasonable efforts to insure that any such Rules and Regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control.
     14.6 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     14.7 Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent to assignment by Tenant.
     14.8 Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery prepaid, to the following address:
(a)	if to Landlord at Landlord’s Address to
Newgate Properties, LLC
c/o Worcester Polytechnic Institute
100 Institute Road
Worcester, MA 01609
Attn: Jeffrey Solomon, Executive Vice President

With a copy to:
Mark L. Donahue, Esquire
Fletcher, Tilton & Whipple, P.C.
370 Main Street
Worcester, MA 01608
Tel: (508) 459-8000
Fax: (508) 459-8329
(b)	if to Tenant Attn: Tod Woolf, CEO at the Premises, except that prior to Tenant’s taking occupancy of the Premises at Tenant’s current address:
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, Massachusetts 01605
With a copy to:
Christopher F. Dunn, Esq.
Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Receipt of notice or other communication shall be conclusively established with receipt or evidence that delivery was first attempted. Either party may change its address for the giving of notices by notice given in accordance with this Section.
     14.9 Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.
     14.10 Publicity Restrictions. In no event shall Landlord or Tenant ever use the name of the other party (or any of its officers, employees, advisors, or agents, or any adaptation of their names), or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of said party.
     14.11 Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
     14.12 Governing Law. This Lease shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision.
     14.13 Access. The Tenant shall have access to the Premises 24 hours a day 7 days a week. Provided that the Tenant has complied with the insurance provisions of this Lease, and provided further that the Tenant does not unreasonably interfere with the performance of the Landlord’s Improvements to be completed as part of this Lease, then the Tenant may access the

Premises prior to the Lease Commencement Date for the purpose of installing Tenant’s Improvements, Tenant’s cabling and wiring and Tenant’s fixtures and equipment.
     14.14 Landlord’s Title and Authority. Landlord covenants and agrees that the Landlord is the record owner of the Premises and has full right and title to lease the Premises to the Tenant under this Lease.
     14.15 Recording. The Tenant may record a Notice of Lease pursuant to G.L. c. 183, §4 and the Landlord agrees to execute such a notice if requested by the Tenant within five (5) business days of the date of the Tenant’s request.
     14.16. Parking. The Tenant shall have the right to use one parking space per employee in the card access parking lot adjacent to the Property on a non-exclusive and non-reserved basis for Tenant’s employees and Tenant’s visitors shall have the right to park in the designated visitor parking spaces in the parking lot adjacent to the Property. One (1) space shall be specifically designated reserved for Dr. Craig Mello as a principal of the Tenant and shall be as near the Building as is reasonably practicable. There shall be no additional fee for the use of the parking spaces.
     14.17. Expression of Interest. Tenant hereby affirms and ratifies the letter of Tod Woolf, CEO of Tenant, to D’Anne Hurd dated August 8, 2007, referencing “Gateway Park, Worcester-Indication of Interest in 100,000 sq. ft. building (Building #1).”
     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD: Newgate Properties, LLC
By:

TENANT: RXI Pharmaceutical Corporation
By: